UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2016 (May 25, 2016)

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-13167	74-1611874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15011 Katy Freeway, Suite 800, Houston, Texas		77094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 749-7800

N/A

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Competition and Non-Solicitation Agreement

On May 25, 2016, the board of directors of Atwood Oceanics Inc. (the “Company”) approved a form of non-competition and non-solicitation agreement (the “Agreement”) to be entered into with its named executive officers, Robert J. Saltiel, Mark W. Smith, Arthur M. Polhamus, Barry M. Smith and Walter A. Baker. The purpose of the Agreement is to ensure the continuity of leadership of the Company during the current downturn in order to position the Company for a recovery in the offshore drilling industry. The Agreement is consistent with the Company’s compensation philosophy and objectives and is entered into in recognition of the low current retention value of outstanding equity awards, particularly in comparison to top executives at peer group companies, and in response to recent solicitations of certain of the Company’s named executive officers for external employment opportunities.

The Agreement has a two-year term and includes customary non-compete and non-solicitation covenants during the term of the Agreement, with the non-solicitation covenant extending for an additional one year period following the term of the Agreement. The Agreement also provides for forfeiture and clawback of awards under the Agreement if the officer is terminated for cause or breaches the non-competition or non-solicitation covenants.

Pursuant to the Agreement, each named executive officer will receive an initial cash payment in consideration for entering into the Agreement and will receive time-vested cash and equity awards, the value of all of which was determined in consultation with an independent compensation consultant retained by the compensation committee of the Company’s board of directors. The initial cash payment will equal 10% of the total grant date value of the cash and equity awards. The time-vested cash and equity awards will be for an aggregate amount equal to 325% of base salary for Mr. Saltiel and 260% of base salary for each of Messrs. M. Smith, Polhamus, B. Smith and Baker, with 50% of such amount being payable in cash awards and 50% being payable in equity awards with the following terms:

•	Cash awards will be granted upon execution of the Agreement and will vest on the second anniversary of the grant date.

•	Equity awards will be granted upon execution of the Agreement and will consist of restricted stock unit awards which will vest on the second anniversary of the grant date.

The Agreement provides for accelerated vesting, in whole or in part, upon death, disability, involuntary termination without cause or change in control.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Amendment to Long-Term Incentive Plan

Effective May 25, 2016, the Company amended the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Amendment”) to remove the minimum vesting requirement for time-vested full value stock awards that are not subject to a performance requirement, and to add a minimum vesting requirement of one year to stock options and stock appreciation rights.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Non-Competition and Non-Solicitation Agreement.

10.2	Second Amendment to Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.
(Registrant)

By:	/s/ Mark W. Smith
Mark W. Smith
Senior Vice President and Chief Financial Officer

Date: May 27, 2016